Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Advanced Energy Industries, Inc. of our reports dated February 13, 2026, with respect to the consolidated financial statements of Advanced Energy Industries, Inc. and the effectiveness of internal control over financial reporting of Advanced Energy Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 8, 2026